RULE 424(b)(2)
                                             REGISTRATION NO. 33-56207


PRICING SUPPLEMENT NO. 48        TO PROSPECTUS DATED NOVEMBER 3, 1994
 .                                 (As supplemented November 17, 1994)


                        IBM CREDIT CORPORATION

                          MEDIUM-TERM NOTES

                          (Fixed Rate Note)

          (Due from 9 months to 30 years from date of issue)


Designation:  Fixed Rate                         Original Issue Date:
  Medium-Term Notes Due                            October 13, 1995
  October 13, 2000

Principal Amount:  $25,000,000                   Maturity Date:
                                                   October 13, 2000

Issue Price (as a percentage of                  Regular Record Dates:
  Principal Amount):  100%                         Fifteenth calendar day
                                                   whether or not a Business
                                                   Day prior to the
                                                   corresponding Interest
                                                   Payment Date

Interest Rate:  6.20%                            Interest Payment Dates:
                                                   The 13th of each month,
                                                   commencing November 13,
                                                   1995 and ending on the
                                                   Maturity Date

Commission or discount (as a                     Denominations:  $5,000 and
 percentage of Principal                           integral multiples of
 Amount):  0.0%                                    $1,000 in excess thereof

Redemption Provisions:                           CUSIP:  44922L W69
  The Notes are redeemable at the
  option of the Company on any
  October 13, 1996

                                                     Form:  [X] Book-Entry
                                                            [ ] Certificated


     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

                               INTEREST

          Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

          If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                              REDEMPTION

          The Notes are redeemable by the Company on any Interest Payment Date occurring on or after the October 13, 1996 Interest Payment Date, in whole but not in part, on at least 30 days prior notice at a redemption price of 100% of the principal amount thereof plus accrued interest thereon to the date of redemption.

                         PLAN OF DISTRIBUTION

          The Notes will be sold to Lehman Brothers Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  September 18, 1995